UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                   )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material under §240.14a-12

UNITED STATES LIME & MINERALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

⌧	No fee required.

◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

United States Lime & Minerals, Inc. 5429 LBJ Freeway, Suite 230 Dallas, Texas 75240

March 30, 2023

Dear Shareholders:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Friday, May 5, 2023, at the Residence Inn Dallas by the Galleria, 5460 James Temple Drive, Dallas, Texas 75240.  The meeting will be preceded by an informal reception starting at 9:30 a.m., at which you will have an opportunity to meet our directors and officers.

Enclosed with this letter is a Notice of 2023 Annual Meeting, proxy statement, proxy card, and 2022 Annual Report to Shareholders.  Whether or not you plan to attend the meeting, it is important that your shares be represented.  I urge you to complete, sign, date, and mail the enclosed proxy card at your earliest convenience or use Internet or telephone voting according to the instructions on the proxy card.  If you attend the meeting in person, you may revoke your proxy by voting at the meeting.  You may also revoke your proxy at any time before it is voted in the meeting by submitting to us a written notice of revocation, or you may submit a signed proxy card with a later date or vote through the Internet or by telephone at a later date.

I look forward to meeting and speaking with you at the Annual Meeting on May 5, 2023.

Sincerely,

Timothy W. Byrne
President and Chief Executive Officer

Enclosures

UNITED STATES LIME & MINERALS, INC.

5429 LBJ Freeway

Suite 230

Dallas, Texas 75240

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 5, 2023

To the Shareholders of United States Lime & Minerals, Inc.:

Notice is hereby given that the 2023 Annual Meeting of Shareholders of United States Lime & Minerals, Inc., a Texas corporation (the “Company”), will be held on Friday, the 5th day of May 2023, at 10:00 a.m. local time, at the Residence Inn Dallas by the Galleria, 5460 James Temple Drive, Dallas, Texas 75240 (the “Annual Meeting”), for the following purposes:

1.	To elect six directors to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;
2.	To approve, on a non-binding advisory basis, the Company’s executive compensation; and
3.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Information regarding the matters to be acted upon in the Annual Meeting is contained in the proxy statement accompanying this Notice.

The Board of Directors fixed the close of business on March 17, 2023 as the record date for the determination of shareholders entitled to notice of and to vote in the Annual Meeting or any adjournment thereof.  Only shareholders of record at the close of business on the record date are entitled to notice of and to vote in the Annual Meeting or any adjournment thereof.  A complete list of such shareholders will be available for inspection during usual business hours for ten days prior to the Annual Meeting at the corporate office of the Company in Dallas, Texas and shall be open to the examination of any shareholder during the whole time of the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, shareholders are urged to complete, sign, and date the accompanying proxy card and to return it promptly in the postage-paid return envelope provided or use Internet or telephone voting according to the instructions on the proxy card.  A shareholder who has given a proxy may revoke the proxy by attending the Annual Meeting and voting in person, by sending the Company a written notice of revocation, by submitting a signed proxy card with a later date or by voting through the Internet or by telephone at a later date.

By Order of the Board of Directors,

Timothy W. Byrne
President and Chief Executive Officer

Dallas, Texas
March 30, 2023

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders To Be Held on May 5, 2023: The Company’s 2023 Proxy Statement and 2022 Annual Report to Shareholders, including the Company’s 2022 Annual Report on Form 10-K, are available at http://investors.uslm.com/annual-report-and-filings.

UNITED STATES LIME & MINERALS, INC.

5429 LBJ Freeway

Suite 230

Dallas, Texas 75240

PROXY STATEMENT

FOR

2023 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 5, 2023

INTRODUCTION

The accompanying proxy card, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of United States Lime & Minerals, Inc., a Texas corporation (the “company,” “we,” “us” or “our”), for use at our 2023 Annual Meeting of Shareholders to be held on May 5, 2023 at the time and place and for the purposes set forth in the accompanying Notice.  The approximate date on which this proxy statement and the proxy card were first given or sent to our shareholders is March 30, 2023.

Shares of our common stock, par value $0.10 per share, represented by valid proxy cards, duly signed, dated, and returned to us, or voted through the Internet or by telephone according to the instructions on the proxy card, and not revoked, will be voted in the annual meeting in accordance with the directions given.  In the absence of directions to the contrary, such shares will be voted:

FOR the election of the six nominees named in the proxy card to our board of directors; and

FOR the approval, on a non-binding advisory basis, of the company’s executive compensation.

If any other matter is properly brought before the annual meeting for action in the meeting, which is not currently anticipated, the persons designated to serve as proxies will vote on such matters in accordance with their best judgment.

Any shareholder may revoke a proxy at any time before it is voted in the annual meeting by attending the meeting and voting in person, by giving written notice of revocation to us addressed to Timothy W. Byrne, President and Chief Executive Officer, United States Lime & Minerals, Inc., 5429 LBJ Freeway, Suite 230, Dallas, Texas 75240, by submitting a signed proxy card with a later date or by voting through the Internet or by telephone at a later date according to the instructions on the proxy card.  However, no such revocation will be effective unless such revocation has been received by us before the proxy is voted in the annual meeting.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDER

Only holders of record of our common stock at the close of business on March 17, 2023 the record date for the 2023 annual meeting, are entitled to notice of and to vote in the meeting or any adjournment thereof.  The presence of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum.  On the record date for the meeting, there were issued and outstanding 5,690,319 shares of our common stock.  In the meeting, each shareholder of record on March 17, 2023, will be entitled to one vote for each share of common stock registered in such shareholder’s name on the record date.

The following table sets forth, as of March 17, 2023, information with respect to shareholders known to us to be the beneficial owners of more than five percent of our issued and outstanding shares:

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned	of Class
Inberdon Enterprises Ltd.
1020-789 West Pender Street
Vancouver, British Columbia Canada V6C 1H2(1)	3,530,756	62.05%

Thrivent Financial for Lutherans
901 Marquette Avenue, Suite 2500
Minneapolis, Minnesota 55402(2)	358,797	6.31%
(1)	Inberdon Enterprises Ltd. (“Inberdon”) is a private investment holding company located in North America. All of the outstanding shares of Inberdon are held, indirectly through a private company, by Mr. George M. Doumet.
(2)	In the case of Thrivent Financial for Lutherans (“Thrivent”), based on its Schedule 13G filed on February 13, 2023 reporting its beneficial ownership as of December 31, 2022. Assuming Thrivent continued to beneficially own 358,797 shares on March 17, 2023, such shares would represent 6.31% of the class as of such date.

SHAREHOLDINGS OF COMPANY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares beneficially owned, as of March 17, 2023, by each of our directors and named executive officers individually and by all directors and executive officers as a group:

	Number of Shares		Percent
Name	Beneficially Owned(1)		of Class
Timothy W. Byrne	51,570	(2) (3)		(5)
Richard W. Cardin	3,866			(5)
Antoine M. Doumet (4)	36,400	(2)		(5)
Sandra C. Duhé	600			(5)
Tom S. Hawkins, Jr.	400			(5)
Billy R. Hughes	25,388			(5)
John J. Gagnon	1,151			(5)
Nathan M. O'Neill	2,451			(5)
Timothy W. Stone	705	(3)		(5)
Michael L. Wiedemer	1,125	(3)		(5)
All Directors and Executive Officers as a Group (10 persons)	123,656	(2) (3)	2.16%
(1)	All shares are directly held with sole voting and dispositive power unless otherwise indicated.

(2)	Includes the following shares subject to stock options exercisable within the next 60 days granted under our Amended and Restated 2001 Long-Term Incentive Plan (“2001 Plan”): Mr. Byrne, 12,500 and Mr. Doumet, 21,600.

(3)	Includes the following shares of restricted stock granted under our 2001 Plan that were not vested as of March 17, 2023: Mr. Byrne, 12,500; Mr. Gagnon, 417; Mr. O’Neill, 469; Mr. Stone, 410; and Mr. Wiedemer, 450.

(4)	Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.

(5)	Less than 1%.

PROPOSAL 1: ELECTION OF DIRECTORS

Six directors, constituting our entire board of directors, are to be elected in the 2023 annual meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified.  All of the nominees are currently directors and have been recommended for re-election by the nominating and corporate governance committee of the board and nominated by the board.  If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated to serve as proxies will have full discretion to vote for another person nominated by the board.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors in the annual meeting.  Our Restated Articles, as Amended, prohibit cumulative voting for the election of directors.

Our board of directors and nominating and corporate governance committee unanimously recommend that all shareholders vote FOR the election of all our director nominees.  All duly submitted and unrevoked proxies will be voted FOR all our nominees, except where authorization to so vote is withheld.  Votes withheld and broker non-votes are not counted in the election of directors.

INFORMATION ABOUT OUR NOMINEES FOR DIRECTOR

The six nominees for director are named below.  Each has consented to serve as a director if elected.  Set forth below is pertinent information with respect to each nominee:

Timothy W. Byrne

Mr. Byrne, age 65, rejoined us on December 8, 2000 as our President and Chief Executive Officer, positions he previously held during 1997 and 1998.  Mr. Byrne has served as a director since 1991, and served in various positions, including Senior Vice President and Chief Financial Officer and Vice President of Finance and Administration, from 1990 to 1998.  Prior to rejoining us in 2000, Mr. Byrne was president of an Internet services and communications company focused on strategy, marketing and technology.  The board selected Mr. Byrne to serve as a director because he is our Chief Executive Officer and has been with the company for more than 30 years in various operational and financial positions.  Mr. Byrne is currently the president of the National Lime Association.  He has extensive knowledge of the lime industry and our operations, markets and finances and is the only officer of the company to sit on the board.

Richard W. Cardin

Mr. Cardin, age 87, has served as a director since 1998.  He retired as a partner of Arthur Andersen LLP in 1995, having spent 37 years with that firm.  He was office managing partner with Arthur Andersen LLP in Nashville, Tennessee from 1980 until 1994.  He was a member of the board of directors of Atmos Energy Corporation (“Atmos”), a natural gas utility company, through February 2011, and was, until the corporation was sold in November 2006, a member of the board of directors of Intergraph Corporation, a global provider of spatial information management software and services.  The board selected Mr. Cardin, a certified public accountant (inactive) and an audit committee financial expert, to serve as a director because of his accounting, finance and risk management background, his board and audit committee experience at other public companies, as well as his operational and leadership skills gained as an office managing partner of a major accounting firm.

Antoine M. Doumet

Mr. Doumet, age 62, has served as a director since 1993 and as Chairman of the board since 2005, and served as Vice Chairman from 1993 until 2005.  He is a private businessman and investor.  From 1989 to 1995, he served as a director of MELEC, a French electrical engineering and contracting company.  From 1988 to 1992, Mr. Doumet served as vice president and a director of Lebanon Chemicals Company.  Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.  The board selected Mr. Doumet to serve as a director because of his brother’s majority control of the company and his extensive management, operational and engineering background as a result of his educational training and oversight of a variety of private business units, some with operations similar to ours.

Sandre C. Duhé

Ms. Duhé, age 54, has served as a director since August 2022.  She has been a professor at Southern Methodist University in Dallas, Texas since 2012 and is currently professor and chair of the Division of Corporate Communication and Public Affairs.  Ms. Duhé has also served as an independent consultant for CCA, Inc., a communication consulting firm, since 2017.  From 1990 to 2004, she was employed by various energy sector companies, the most recent company being ExxonMobil, serving in various roles, including: financial analyst; public affairs manager; vice president of Travel Guide Holdings, Inc., an ExxonMobil subsidiary; corporate brand manager; and corporate spokesperson at ExxonMobil’s headquarters.  The board selected Ms. Duhé, an audit committee financial expert, because of her background in government affairs, crisis management, media relations, financial and risk communications, and community outreach.

Tom S. Hawkins, Jr.

Mr. Hawkins, age 66, has served as a director since November 2022.  He retired from Atmos, a natural gas utility company, in 2019 after serving in various positions for 22 years.  His last position was President of the Louisiana Division of Atmos from 2005 until 2019, where he had overall responsibility for all operations in Louisiana, including marketing, construction and service, regulatory compliance, legislative, accounting and budgeting, human resources, and public affairs.  He previously served as the President of the West Texas Division of Atmos from 2000 to 2005.  Mr. Hawkins was a member of the board of directors of Woman’s Hospital of Baton Rouge, Louisiana, a not-for-profit specialty hospital, from 2011 to 2019, and Heritage Propane, a national propane distributor, from 2000 to 2003.  He was also an audit manager for Arthur Andersen, LLP in Nashville, Tennessee.  The board selected Mr. Hawkins, a certified public accountant (inactive) and an audit committee financial expert, to serve as a director because of his accounting, finance and risk management background, his operational and leadership background at other public companies, his board experience at other companies, as well as his knowledge and skills gained during his career in many areas.

Billy R. Hughes

Mr. Hughes, age 84, has served as a director since 2010.  He began his career with us in 1973 as a salesperson for the Arkansas Lime plant and served as our Senior Vice President – Sales & Marketing from 1998 to January 2008 and Senior Vice President – Development from February 2008 until his retirement in February 2009.  He has more than 35 years of experience in the lime and limestone industry serving in various sales and marketing positions for the company and its subsidiaries.  The board selected Mr. Hughes to serve as a director because of his extensive knowledge of our operations, customers and history, particularly the markets for the company’s lime and limestone products.

.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

John J. Gagnon

Mr. Gagnon, age 53, joined us in 2014 as our Technical Sales & Business Development Representative and in 2022 was promoted to Vice President – Business Development.  He has more than 27 years of experience in the mining industry.  Prior to 2014, Mr. Gagnon held various plant, sales, and operations management positions with Martin Marietta Materials, Inc.

Nathan M. O’Neill

Mr. O’Neill, age 39, joined us in 2008 as the Quality Control Manager of Arkansas Lime Company.  From 2012, Mr. O’Neill served as the Vice President and Plant Manager of Arkansas Lime Company where he was responsible for all on-site operations, including major capital projects and customer interfacing.  He was promoted to Vice President – Production in February 2023.  Mr. O’Neill began his career in the lime industry at Linwood Mining where he was a quality control chemist.

Timothy W. Stone

Mr. Stone, age 57, joined us in 2018 and was promoted to our Vice President – Sales and Marketing in April 2022 after serving as our Director – Sales and Marketing since June 2019.  Prior to joining us, Mr. Stone spent 18 years at Martin Marietta Materials, Inc. in various positions, including district quality control manager and sales manager with markets serving the construction and flue gas desulfurization industries.

Michael L. Wiedemer

Mr. Wiedemer, age 54, joined us in 2017 as our Vice President and Chief Financial Officer.  He has over 25 years of financial and accounting experience.  Mr. Wiedemer is a certified public accountant and served as corporate controller for TearLab Corp., an in vitro diagnostic medical device company, from 2015 to 2017.  From 2009 to 2015, Mr. Wiedemer held various positions, including corporate controller and chief accountant, at Peerless Manufacturing Company (“PMFG”), a provider of separation and filtration equipment primarily serving the oil and gas and power generation industries.  Prior to joining PMFG, Mr. Wiedemer was an audit manager with Grant Thornton LLP.

CORPORATE GOVERNANCE

We have adopted corporate governance practices in accordance with the listing standards of the Nasdaq Global Market and commensurate with our size.

Upon the recommendation of the nominating and corporate governance committee, the board has determined that Messrs. Cardin, Doumet, Hawkins and Hughes and Ms. Duhé are independent within the meaning of Nasdaq rules.  In making the determination that Mr. Doumet is independent, the committee and the board considered the fact that Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.  Mr. Byrne, our president and chief executive officer, is not independent within the meaning of the Nasdaq rules.

Our board of directors meets at least six times each year, and more frequently as required, and is responsible for overseeing the management of the business and affairs of the company, including the development of our major policy and strategy.  The board has a standing nominating and corporate governance committee, audit committee, compensation committee and executive committee.

Our practice is to separate the roles of chairman of our board and our president and chief executive officer.  We believe that this leadership structure has served us well and may be expected to continue.

Our board of directors as a whole has overall responsibility for risk oversight.  The board is involved in major operational and financial decisions, looking to the appropriate board committees for decisions and recommendations in their areas of specific responsibilities.  As discussed below, our audit committee oversees our financial reporting, internal control, accounting, disclosure, related-party transaction and “whistleblower” processes and procedures, while our compensation committee considers the impact of our executive compensation policies and practices on the risk profile of our company in making its compensation decisions.  Our executive committee is chaired by our independent chairman, and two-thirds of the committee consists of independent directors.

We also have a policy with respect to hedging in the company’s shares.  In this regard, we prohibit our directors and officers, and any of such persons’ respective designees, including controlled accounts, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our shares held directly, or indirectly, by such persons.  This policy does not apply to employees of the company other than officers.

During the year ended December 31, 2022, our board of directors held six meetings, the nominating and corporate governance committee held four meetings, the audit committee held six meetings and the compensation committee held three meetings.  The executive committee did not meet during 2022.  During 2022, each director, other than one former director, attended at least 75% of the aggregate of (a) the total number of meetings held by the board and (b) the total number of meetings held by all committees on which he or she served.  The board has a policy encouraging each director to attend our annual meeting of shareholders, either in-person or by means of remote communication, and, due to the

COVID-19 pandemic, all of our directors then in office, other than one former director who was unable to attend, attended the 2022 annual meeting either in person or by means of remote communication.  The board also has a policy that, in conjunction with each regularly scheduled quarterly meeting of the board, the independent directors will meet in executive session.

Governance responsibilities are undertaken by our board of directors as a whole, with certain specific responsibilities delegated to the four committees as described below:

●	Our nominating and corporate governance committee (the “nominating committee”) is currently composed of Messrs. Doumet (chairman), Cardin, Hawkins and Hughes, and Ms. Duhé, each of whom is an independent director. The primary purposes of the nominating committee are to identify and recommend individuals to serve as members of our board, to recommend to the board the duties, responsibilities and members of each committee, and to assist the board with other matters to ensure effective corporate governance, including making independence and other determinations related to director qualifications. The nominating committee is responsible for administering the board’s procedures for consideration of director nominees recommended by shareholders and the board’s process for shareholder communications with directors. The nominating committee will consider qualified candidates for nomination for election to the board recommended by our directors, officers and shareholders. In considering all such candidates, the nominating committee will take into account the candidate’s experience, qualifications, attributes and skills, in light of the size, structure, composition, diversity and needs of the board, in the following areas: our industries; accounting and finance; business judgment; management; leadership; business strategy; risk management; and corporate governance. The nominating committee has a policy regarding diversity and considers diversity of age, gender, nationality, race and ethnicity as part of its criteria in identifying, considering and recommending candidates for service on the board. All candidates should have a reputation for integrity, have experience in positions with a high degree of responsibility, be leaders in the companies, institutions or professions with which they have been affiliated, and be capable of making a sound contribution to the company. Shareholders wishing to recommend a director candidate for consideration by the nominating committee should send all relevant information with respect to the individual to the chairman of the committee in care of our secretary. Shareholders and other interested persons who wish to contact our directors on other matters should contact our secretary. Our secretary, who may be contacted by mail at our corporate address or by e-mail at uslime@uslm.com, forwards communications to the director(s) as addressed in such communication. The nominating committee has adopted a written charter, which is available on our website located at http://investors.uslm.com. The nominating committee reviews and assesses the adequacy of its charter on an annual basis.

●Our audit committee is currently composed of Messrs. Cardin (chairman), Hawkins and Hughes, and Ms. Duhé.  Upon recommendation of the nominating committee, our board has determined that each member of the audit committee is independent and meets the other qualification standards set by law, regulation and applicable Nasdaq listing standards.  Based on their past education, employment experience and professional certification in public accounting, the board has determined that Messrs. Cardin and Hawkins and Ms. Duhé qualify as audit committee financial experts as defined by the SEC.  The audit committee oversees the company’s financial reporting, internal control, accounting and disclosure processes on behalf of our board, is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (“independent auditors”) and may, in its discretion, engage independent counsel or other advisers as the committee may determine to assist it in the performance of its duties and responsibilities.  The audit committee is also responsible for overseeing the administration of our Code of Business Conduct and Ethics, which is available on our website located at http://investors.uslm.com; reviewing and approving all related-party transactions; and administering our procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and for the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, including our “whistleblower” procedures.  Under our Code of Business Conduct and Ethics and our audit committee charter, we have written policies and procedures for the review and approval of related-party transactions.  Proposed transactions with related persons and other transactions, arrangements or relationships involving a director or executive officer that may involve potential conflicts of interest are to be submitted in advance to the audit committee for its review and approval, with any involved director or executive officer playing no role in the investigation and consideration of the matter.  In considering whether to approve any such related-party transactions, including with Inberdon, the audit committee would consider whether the transaction was in the best interests of the company and all of its shareholders; whether the same or a similar transaction were available to the company from unrelated third parties on equal or better terms; and whether the terms of the related-party transaction were negotiated at arms’-length and were at least as favorable to the company as any other reasonably available transaction with another party.  Advice from independent advisers, including formal fairness opinions, would be sought where appropriate.  The audit committee has adopted a written charter, which is available on our website located at http://investors.uslm.com.  The audit committee reviews and assesses the adequacy of its charter on an annual basis.  The Report of the Audit Committee is set forth below.

●Our compensation committee is currently composed of four independent directors, Messrs. Hughes (chairman), Cardin, Doumet, and Hawkins, and Ms. Duhé.  The compensation committee is responsible for the evaluation, approval and administration of salary, incentive compensation, bonuses, benefit plans and other forms of compensation for our officers and certain other management employees, including how our compensation policies and practices relate to our risk management processes and procedures and risk-taking incentives consistent with our overall risk profile.  The compensation committee is responsible for administering our 2001 Plan, as well as our share ownership, anti-hedging and clawback provisions and policies.  If not performed by the board, the compensation committee periodically reviews the company’s development and succession plans.  The compensation committee may, in its discretion, engage any compensation consultants, legal counsel or other advisers as the committee may determine to assist it in the performance of its duties and responsibilities.  The compensation committee has adopted a written charter, which is available on our website located at http://investors.uslm.com.  The compensation committee reviews and assesses the adequacy of its charter on an annual basis.  The Report of the Compensation Committee is set forth below.

●Our executive committee is currently composed of Messrs. Doumet (chairman), Byrne and Hughes.  Within the policy and strategic direction provided by our board, the executive committee may exercise all of the powers of the board, except those required by law, regulation or Nasdaq listing standards to be exercised by the full board or another committee of the board, and is required to report to the board on all matters considered and actions taken since the last meeting of the full board.

Our directors and management are focused on environmental, social and governance (“ESG”) and sustainability matters.  Our corporate and social responsibility and sustainability strategy is committed to adopting and implementing sound ESG and sustainability practices across our business.  Protecting the environment is important to us, and we strive to be in compliance with all applicable environmental and mine safety laws, rules and regulations, including with respect to land reclamation and remediation, and we are sensitive to growing climate-related risks.  Our modernization and expansion and development projects have equipped us with up-to-date, fuel-efficient plant facilities, including preheater and modern shaft kilns.  In addition, we are committed to social responsibility, including the health, safety and welfare of our employees and other individuals at our facilities.  We are committed to fostering a work environment that values and promotes diversity and inclusion, including providing equal access to, and participation in, equal employment opportunities, programs, and services, without regard to a person’s age, gender, nationality, race, or ethnicity.  We operate on the premise that good corporate governance, strong oversight and rigorous risk management are fundamental to the future long-term success of our business, and we believe that our ESG and sustainability practices are well aligned with the long-term best interests of our shareholders and the businesses and communities that we serve.

BOARD DIVERSITY MATRIX

Board Size:
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender:
Directors	1	5	-	-
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian (other than South Asian)	-	-	-	-
South Asian	-	-	-	-
Hispanic or Latinix	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	5	-	-
Two or More Races or Ethnicities	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-
LGBTQ+	-
Persons with Disabilities	-

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent directors as defined under the applicable rules of the Nasdaq Global Market, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission (the “SEC”).  The Committee oversees the company’s financial reporting, internal control, accounting and disclosure processes on behalf of the board of directors.  The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the company’s independent registered public accounting firm (“independent auditors”).  Management has primary responsibility for the company’s financial statements and reporting processes, including the company’s systems of internal control.  Grant Thornton LLP, the company’s independent auditors, is responsible for performing independent audits of the company’s financial statements and its internal control over financial reporting, in accordance with standards established by the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and expressing opinions, based on its audits, as to the conformity of such financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of such internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the company’s audited financial statements and internal control over financial reporting with management and the independent auditors.  The Committee has also discussed with the independent auditors the other matters required to be discussed under PCAOB standards.  In addition, the Committee has received from the independent auditors the written disclosures and the letter concerning independence required by the PCAOB and discussed with them their independence from the company and its management.  The Committee has considered whether the independent auditors’ provision of non-audit services to the company is compatible with the auditors’ independence.

The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the board of directors approved, the inclusion of the company’s audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Richard W. Cardin, Chairman
Sandra C. Duhé
Tom S. Hawkins
Billy R. Hughes

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board has the responsibility for administering our executive compensation program.  The committee reviews and, as appropriate, makes recommendations to the full board regarding the base salaries and annual cash bonuses for executive officers, and administers our 2001 Plan, including the grant of stock options and shares of restricted stock and cash awards.  Where appropriate, we may enter into employment agreements with certain executive officers.

Compensation Philosophy and Objectives.  Our principal executive compensation policy, which is endorsed by the committee, is to provide a compensation program for executive officers that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the company and our shareholders in order to assist us in creating sustainable, long-term shareholder value.  In administering the executive compensation program, the committee is mindful of the following principles and guidelines, which are supported by the full board:

●	Base salaries for executive officers should be competitive.
●	A sufficient portion of annual compensation should be at risk in order to align the interests of executive officers with the long-term interests of our shareholders.
●	The variable part of annual compensation should reflect both individual and corporate performance.
●	As an executive officer’s level of responsibility increases, a greater portion of total compensation should be at risk and include more stock-based compensation to provide executive officers long-term incentives and help to align further the interests of such executives and shareholders in the enhancement of shareholder value.

Our executive compensation program currently has three primary components: base salary, annual cash bonuses and stock-based awards granted pursuant to our 2001 Plan.  In addition, an executive officer may receive certain benefits that are specifically provided for in his employment agreement or are generally available to all salaried employees.  We do not have any defined benefit pension plans, non-qualified deferred compensation arrangements or supplemental retirement plans for our executive officers.

For each executive officer, the committee determines the appropriate level for each compensation component based in part on its view of competitive market factors, internal equity and consistency and other considerations deemed relevant, such as rewarding extraordinary performance.  The committee has not adopted any formal or informal policies or guidelines for allocating compensation among different forms of cash compensation, between cash and non-cash compensation or between currently paid and long-term compensation.  The committee also considers the potential risk incentive each compensation component may have on an executive officer and believes that the compensation packages for our executive officers achieve the appropriate balance of cash and non-cash, discretionary and performance-based and short-term and long-term incentives and do not encourage undue or inappropriate risk-taking.  Our president and chief executive officer provides the committee with recommendations for executive officers other than himself, which the committee reviews and approves as submitted or with revisions, if any.

The committee has not engaged an outside compensation consultant.  Although the committee does not formally benchmark any component of our executive officer compensation to a particular target percentile of any other company’s compensation, the committee does, as it believes appropriate, consider data that allows a general comparison of the overall compensation for our executive officers with that of other comparable size non-durable manufacturing companies.  In addition, in considering our executive compensation for 2022, the committee took into account the favorable outcome of the shareholder advisory vote on executive compensation in connection with the company’s 2022 annual meeting of shareholders, at which 90.3% of the votes cast approved, on an advisory basis, the compensation of our named executive officers, and, therefore, did not feel that any major changes were required to our overall executive compensation program.

On March 26, 2020, we entered into a new employment agreement with Mr. Byrne, effective as of January 1, 2020, for a five-year period.  The employment agreement provides that Mr. Byrne is subject to certain forfeiture/clawback and share ownership provisions designed to better align Mr. Byrne’s financial interests with those of our long-term shareholders, and to ensure that he is incentivized not to take actions that may benefit the company and its shareholders in the short-term at the expense of long-term corporate value creation and sustainability.  In particular, our board and compensation committee are sensitive to how Mr. Byrne’s leadership and actions could further our various objectives, including executive succession planning, human capital development, modernization, expansion and development projects, cost savings and efficiencies, acquisitions, and ESG and sustainability.  The terms of Mr. Byrne’s employment agreement are discussed in more detail below.

Base Salaries.  The committee determines levels of our executive officers’ base salaries so as to be competitive with amounts paid to executives performing similar functions in comparable size non-durable manufacturing companies.  The amount of each executive officer’s annual increase in base salary, if any, is based on a number of largely subjective factors, including changes in the individual’s duties and responsibilities, the personal performance of such executive officer, the performance of the company, cost-of-living increases, and such other factors as the committee deems appropriate, including the individual’s overall mix between fixed and variable compensation and between cash and stock-based compensation.  In the case of Mr. Byrne, his employment agreement provides for a minimum base salary.

Mr. Byrne’s base salary is reviewed annually for adjustment effective January 1.  The base salaries of our other executive officers are also reviewed annually for adjustment.  In determining salary increases in 2022, the primary factors considered were the executive officers’ individual performances, the performance of the company and the cost-of-living.  Salary rate increases for Messrs. Byrne, Gagnon, Riggs, Stone and Wiedemer in 2022 were 5.2%, 5.8%, 4.7%, 29.2% and 54.6%, respectively.  Mr. O’Neill’s base salary was set at $230,000 in 2023 upon his appointment as Vice President – Production.  The 2023 salary rate increase for Mr. Byrne was 5.0%, effective January 1, 2023, to $530,000.  The salary rate increases for the remaining executive officers, other than Mr. Byrne, for 2023 have not yet been determined.

Annual Cash Bonuses.  Each of our executive officers is eligible to receive annual cash bonuses based on discretionary determinations made by the committee.  Except in the case of Mr. Byrne, we have not adopted a formal or informal annual bonus arrangement with pre-set performance goals.  Rather, the committee’s determination to pay a cash bonus, if any, is made in December each year based on the committee’s subjective judgment with respect to the past performance of the individual and the company or on the attainment of non-quantified performance goals during the year.  In either such case, the discretionary bonus may be based on the specific accomplishments of the individual and/or on the overall performance of the company.  Discretionary bonuses are normally paid after our earnings for the applicable year are released.  The amounts of the discretionary bonuses for 2022 paid in 2023 were based on each executive officer’s individual performance and accomplishments, including contributions made to succession planning, human capital development, modernization, expansion and development projects, cost savings and efficiencies, acquisitions, and ESG and sustainability, during 2022 and are reflected in the Summary Compensation Table.

In the case of Mr. Byrne, in addition to the possibility of a discretionary cash bonus in the subjective judgment of the committee, Mr. Byrne’s employment agreement provides that he was entitled for 2022 to an objective annual cash bonus opportunity under our 2001 Plan based on our 2022 EBITDA (earnings before interest, taxes, depreciation, and amortization, computed without regard to the effects of any awards granted under our 2001 Plan) of $200,000 if EBITDA was $38,000,000; $250,000 if EBITDA was $41,000,000; $300,000 if EBITDA was $44,000,000; and the greater of $460,000 or his base salary at the start of the performance year if EBITDA was equal to or greater than $50,000,000.  Any such EBITDA cash bonus for 2022 would be prorated between breakpoints, if required.  In 2022, our EBITDA as calculated under this agreement exceeded $50,000,000.  As a result, we paid Mr. Byrne in 2023 an EBITDA cash bonus for 2022 of $505,000, equal to the amount of his base salary for 2022.  For 2023, Mr. Byrne’s maximum EBITDA cash bonus is $530,000, equal to the amount of his base salary for 2023.

Stock-Based Awards.  The committee also administers our 2001 Plan to provide stock-based incentives to our key employees, including our executive officers.  Grants of stock options, shares of restricted stock and other possible stock-based awards are based on each individual’s position within the company, level of responsibility, past performance and expectation of future performance.  In determining the number of stock-based awards to be granted to each executive officer, the committee also considers the number of stock-based awards made in prior years to the executive officer, as well as the company’s performance and the market price of our common stock.

Grants of stock-based awards to Mr. Byrne are made on the last business day of the calendar year as set forth in his employment agreement.  Grants to other executive officers are made on or soon after the date that our earnings for the preceding calendar year are released.  The committee also may make grants to executive officers at other times during the year in connection with new hires or promotions.  The exercise price for stock options is set at the closing per share market price of our common stock on the date of grant.

The stock-based component of our executive compensation program is weighted more heavily toward the granting of shares of time-vested restricted stock than stock options.  This is because the committee believes that the amount required to be expensed for stock options by accounting standards is significantly greater than the amount of benefit optionees perceive they receive, as well as the fact that restricted stock is comparatively less dilutive to earnings than stock options.

Under his employment agreement, on the last business day of 2022, Mr. Byrne was granted (1) 7,500 stock options and (2) 12,500 shares of restricted stock.  Mr. Byrne’s shares of restricted stock vest one year following the date of grant and his stock options vest ratably in three equal installments over 18 months.

In February 2023 and 2022, the compensation committee granted shares of restricted stock that vest in three annual installments, and no options, to the other executive officers as follows:

	Shares of Restricted Stock
Name	2023	2022
John J. Gagnon	210	210
Nathan M. O'Neill	252	225
Russell W. Riggs	375	375
Timothy W. Stone	210	210
Michael L. Wiedemer	240	210

In granting these executive officers shares of restricted stock in February 2023, the committee took into account the executive officers’ past and expected performance, the increase in gross profit of our lime and limestone operations during 2022 and the change in the market price of our common stock since February 2022 in deciding on the number of shares of restricted stock to be granted in order to provide the executives with meaningful stock-based compensation and incentive for future performance.

Tax Implications.  In determining executive compensation, the committee considers, among other factors, the possible tax consequences to the company.  Tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of the company.  In addition, the committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives.  For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by the company.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation earned by our president and chief executive officer, our chief financial officer and our other named executive officers for 2022, 2021 and 2020:

							Change in
						Non-	Pension Value
						Equity	and Non-Qualified	All
					Option	Incentive	Deferred	Other
Name and		Salary	Bonus	Stock Awards	Awards	Plan	Compensation	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	Compensation ($)(3)	Earnings ($)	($)(4)	Total ($)
Timothy W. Byrne	2022	505,000	950,000	1,759,500	400,425	505,000	—	29,811	4,149,736
President and Chief	2021	480,000	650,000	1,612,750	317,175	480,000	—	28,764	3,568,689
Executive Officer	2020	460,000	400,000	1,425,000	254,850	460,000	—	78,614	3,078,464
John J. Gagnon (5)	2022	197,250	45,000	25,194	—	—	—	7,164	274,607
Vice President –	2021
Business Development	2020
Russell W. Riggs	2022	244,250	50,000	44,989	—	—	—	12,527	351,766
Vice President –	2021	233,667	50,000	48,300	—	—	—	12,015	343,982
Production	2020	226,000	47,500	45,356	—	—	—	10,752	329,608
Timothy W. Stone	2022	193,667	50,000	25,194	—	—	—	6,792	275,652
Vice President –	2021	176,250	40,000	23,184	—	—	—	6,058	245,492
Sales and Marketing	2020	170,500	35,000	16,295	—	—	—	5,899	227,694
Michael L. Wiedemer	2022	216,917	50,000	25,194	—	—	—	6,539	298,650
Vice President and	2021	191,958	40,000	27,048	—	—	—	5,768	264,774
Chief Financial Officer	2020	185,000	35,000	19,011	—	—	—	5,566	244,577
(1)	Reflects discretionary cash bonuses earned in the year shown, and paid the following year.
(2)	Reflects the aggregate grant date fair value with respect to restricted stock and stock options determined in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The method and assumptions used to determine the fair value for restricted stock and stock options are set forth in Note 6 to our consolidated financial statements included in our 2022 Annual Report on Form 10-K.
(3)	Reflects Mr. Byrne’s EBITDA cash bonus earned in the year shown, and paid the following year.
(4)	Includes company contributions to our 401(k) plan, the value attributable to personal use of company-provided automobiles, and, for Mr. Byrne, dues for a country club membership and, in 2020, a $50,000 payment in lieu of our obligation to fund a life insurance, retirement or savings arrangement.
(5)	Mr. Gagnon was named Vice President – Business Development on April 29, 2022. Prior to April 29, 2022, Mr. Gagnon was not considered an executive officer of the company.

Grants of Plan-Based Awards

The following table sets forth information with respect to non-equity incentive plan awards and restricted stock and stock option awards granted to our named executive officers during 2022:

								All	All Other
								Other	Option	Exer-
								Stock	Awards:	cise or
								Awards:	Number	Base	Grant Date
		Estimated Possible Payouts			Estimated Future Payouts			Number	of	Price	Fair Value of
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	of	Stock and
		Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Timothy W. Byrne		200,000	—	505,000	—	—	—	—	—	—	—
	12/30/22	—	—	—	—	—	—	12,500	—	—	1,759,500
	12/30/22	—	—	—	—	—	—	—	7,500	140.76	400,425
John J. Gagnon	2/2/22	—	—	—	—	—	—	210	—	—	25,194
Russell W. Riggs	2/2/22	—	—	—	—	—	—	375	—	—	44,989
Timothy W. Stone	2/2/22	—	—	—	—	—	—	210	—	—	25,194
Michael L. Wiedemer	2/2/22	—	—	—	—	—	—	210	—	—	25,194

Option Exercises and Stock Vested

The following table sets forth information with respect to stock option awards exercised by, and stock awards vested for, our named executive officers during 2022:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
Timothy W. Byrne	—	—	12,500	1,759,500
John J. Gagnon	—	—	242	29,073
Russell W. Riggs	—	—	476	57,181
Timothy W. Stone	—	—	190	22,830
Michael L. Wiedemer	—	—	210	25,236

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock held by our named executive officers as of December 31, 2022:

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
				Equity						Awards:	Market or
				Incentive						Number of	Payout
				Plan						Unearned	Value of
				Awards:			Number		Market	Shares,	Unearned
	Number of	Number of		Number of			of Shares		Value of	Units or	Shares,
	Securities	Securities		Securities			or Units		Shares or	Other	Units or
	Underlying	Underlying		Underlying			of Stock		Units of	Rights	Other
	Unexercised	Unexercised		Unexercised	Option		That		Stock	That	Rights
	Options	Options		Unearned	Exercise	Option	Have Not		That Have	Have Not	That Have
	(#)	(#)		Options	Price	Expiration	Vested		Not	Vested	Not
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		Vested ($)	(#)	Vested ($)
Timothy W. Byrne	—	7,500	(1)	—	140.76	12/30/32	12,500	(3)	1,759,500	—	—
	5,000	2,500	(2)	—	129.02	12/31/31	—		—	—	—
	7,500	—		—	114.00	12/31/30	—		—	—	—
	7,500	—		—	90.30	12/31/29	—		—	—	—
John J. Gagnon	—	—		—	—	—	75	(4)	10,557	—	—
	—	—		—	—	—	134	(5)	18,862	—	—
	—	—		—	—	—	210	(6)	29,560	—	—
Russell W. Riggs	—	—		—	—	—	167	(4)	23,507	—	—
	—	—		—	—	—	250	(5)	35,190	—	—
	—	—		—	—	—	375	(6)	52,785	—	—
Timothy W. Stone	—	—		—	—	—	60	(4)	8,446	—	—
	—	—		—	—	—	120	(5)	16,891	—	—
	—	—		—	—	—	210	(6)	29,560	—	—
Michael L. Wiedemer	—	—		—	—	—	70	(4)	9,853	—	—
	—	—		—	—	—	140	(5)	19,706	—	—
	—	—		—	—	—	210	(6)	29,560	—	—
(1)	These options will vest 33 1/3% on June 30, 2023, 33 1/3% on December 30, 2023 and 33 1/3% on June 30, 2024.
(2)	These options will vest on June 30, 2023.
(3)	These shares of restricted stock will vest 100% on December 30, 2023.
(4)	These shares of restricted stock vested on February 4, 2023.
(5)	These shares of restricted stock vested 50% on February 2, 2023 and will vest 50% on February 2, 2024.
(6)	These shares of restricted stock vested 33 1/3% on February 2, 2023 and will vest 33 1/3% on each of February 2, 2024 and 2025.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of December 31, 2022:

	Number of Shares to be Issued	Weighted-Average Exercise	Number of Shares
	Upon Exercise of Outstanding	Price of Outstanding Options,	Remaining Available
Plan Category	Options, Warrants and Rights	Warrants and Rights	for Future Grants
Equity compensation plans approved by security holders	54,000	$100.58	62,876
Equity compensation plans not approved by security holders	—	—	—
Total	54,000	$100.58	62,876

Employment Agreements

Mr. Byrne’s employment agreement became effective as of January 1, 2020.  The agreement continues in effect until December 31, 2024, and for successive one-year periods thereafter, unless the company or Mr. Byrne gives at least one-year’s prior written notice of intent not to renew.

Mr. Byrne’s employment agreement provides for a base salary of at least $460,000, which is to be reviewed by the compensation committee annually.  It also provides for a discretionary cash bonus to be determined by the compensation committee.  In addition to the possibility of a discretionary cash bonus, Mr. Byrne is eligible to receive an annual objective cash bonus based on our EBITDA compared to certain target levels set forth in his employment agreement as discussed above.  The employment agreement also provides for annual grants of options and of shares of restricted stock on the last business day of each year during the term of the employment agreement, as follows: (1) 7,500 options; and (2) 12,500 shares of restricted stock in each year commencing in 2020.  The options will be granted at the closing per share market price of our common stock on the date of grant and will ratably vest in three equal installments over eighteen months following the date of grant; and the shares of restricted stock will vest one year following the date of grant.  Under Mr. Byrne’s employment agreement, he is also entitled to a country club membership, the use of a company-provided automobile, reimbursement of business expenses and participation in our 401(k) plan and other benefit programs on the same basis as our other salaried employees.

As set forth in the table below, in the event of a change in control of the company (as defined), Mr. Byrne is entitled to severance payments equal to three times his reported taxable income for the last full year immediately preceding his termination if he voluntarily terminates his employment within nine months following the change in control or we terminate his employment without cause within two years following the change in control.  Mr. Byrne is entitled to severance payments equal to two times such reported taxable income if he is terminated without cause prior to or after two years following a change in control.  Unless he provides us with three months’ notice, Mr. Byrne is not entitled to any severance payments upon his voluntary termination (other than within nine months following a change in control); if he does provide us with such notice, he is entitled to severance equal to two months’ base salary.  All post-termination payments to Mr. Byrne are subject to the limitations of Sections 409A and 280G of the Internal Revenue Code (the “Code”).  Mr. Byrne is entitled to no additional base salary or severance payment if his employment terminates as a result of cause (as defined), or because of his death or disability.  Mr. Byrne’s employment agreement also contains certain post-termination covenants not to compete, confidentiality agreements and prohibitions against soliciting our customers and raiding our employees.

As noted above, Mr. Byrne’s employment agreement also includes certain clawback/forfeiture and share ownership provisions.  In that regard, under Mr. Byrne’s employment agreement, the company will clawback from Mr. Byrne any excess EBITDA bonus that he is paid in respect of 2020 and subsequent performance years, net of any taxes withheld or paid in respect of such excess amount (unless the company is expressly required to clawback the gross excess amount by any applicable law, rule or regulation or listing standard), if, and to the extent, that a subsequent restatement of the company’s financial statements for a given performance year, within three years after the performance year in respect of which the EBITDA bonus was paid, reduces the company’s EBITDA for that performance year, regardless of Mr. Byrne’s fault.  In addition, Mr. Byrne will forfeit all unexercised stock options and unvested shares of restricted stock immediately upon his termination of employment for cause, and upon any violations of certain restrictive covenants set forth in his employment agreement, including any violation that occurs after he ceases employment.  With respect to share ownership, Mr. Byrne’s employment agreement requires that he at all times hold unhedged shares of the company’s common stock equal in market value to at least two times his then-current base salary, including unvested shares of restricted stock and shares held in the names of his immediate family members and trusts for any of them.  If at any time the market value of his holdings of our shares is not sufficient to meet this requirement, including because his base salary increases or the market price of our shares declines, he must retain sufficient award shares (net of cashless withholding shares and shares surrendered upon option exercise) until the required market value of his holdings is restored.

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s employment terminates, including upon death, disability or termination for cause, he is entitled to receive amounts earned during his term of employment.  Such amounts include:

●	salary through the date of termination;
●	stock-based compensation in which he has vested; and
●	unused vacation pay.

In addition, Mr. Byrne may be entitled to a proportional EBITDA cash bonus for the year of termination if termination occurs in the second half of the year.

The following table summarizes the estimated severance payments to be made under each employment agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with a termination of employment due to voluntary resignation, involuntary termination without cause, death or disability or change in control as of December 31, 2022, including Mr. Byrne’s employment agreement:

	Voluntary		Involuntary
	Termination		Termination			Termination
	Without Change		Without Change		Death or	with Change in
Employee	in Control ($)		in Control ($)		Disability ($)	Control ($)
Timothy W. Byrne
Severance (1)	—	(2)	6,733,012	(3)	—	10,099,519	(4)(5)
Accelerated Vesting of Stock-Based Awards(6)	—		—		1,759,500	1,759,500	(5)
John J. Gagnon
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		58,978	58,978
Russell W. Riggs
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		111,482	111,482
Timothy W. Stone
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		54,896	54,896
Michael L. Wiedemer
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		59,119	59,119
(1)	The estimated severance payments are based on Mr. Byrne’s reportable taxable income for 2022. Does not include any proportional EBITDA cash bonus to which he may be entitled for the year of termination if termination occurs in the second half of the year.
(2)	Does not include severance payment of two months’ base salary to which Mr. Byrne would be entitled if he gave us three months’ notice.
(3)	This severance payment is payable upon involuntary termination without cause prior to or after two years following a change in control.
(4)	This severance payment is payable upon voluntary termination within nine months following a change in control or involuntary termination without cause within two years following a change in control.
(5)	This payment is subject to being reduced to stay within the limits of Section 280G of the Internal Revenue Code.

(6)	The estimated value of accelerated vesting of stock-based awards is based on the unvested shares of restricted stock held by each executive officer as of December 31, 2022 and the closing per share market price of our common stock on December 31, 2022.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.  Based on such review and discussion, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

Billy R. Hughes, Chairman
Richard W. Cardin
Antoine M. Doumet
Sandra C. Duhé
Tom S. Hawkins, Jr.

PAY RATIO

In accordance with Item 402(u) of Regulation S-K, promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Byrne, our CEO, relative to the annual total compensation of our median employee for 2022.  For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee for 2022, both the CEO’s and the median employee’s annual total compensation were calculated by taking the sum of annual total compensation according to the SEC’s instructions for preparing the Summary Compensation Table and the employer health and life insurance contributions.

For 2022, we used the same median employee that we identified for 2020 and 2021 since there was no change in our employee population or employee compensation arrangements that we believe would significantly impact our 2022 pay ratio disclosure.  In determining the median employee for 2020, we had collected information regarding annual gross pay for all of our employees, excluding our CEO, who were employed by us as of December 31, 2020.  Gross pay generally included an employee’s actual income, including wages, overtime, bonuses, equity compensation and employer health and life insurance contributions.  We included all of our full-time, part-time, temporary and seasonal employees.

For 2022, the annual total compensation of our CEO was $4,170,448 and the median employee annual total compensation was $70,170, resulting in a pay ratio of 59:1.

PAY VERSUS PERFORMANCE

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)	Average Summary Compensation Table Total for Non-CEO NEO's ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)	USLM Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income (Thousands of $)	EBITDA (Thousands of $)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2022	4,149,736	4,283,399	300,169	306,538	158.81	129.82	45,429	81,635
2021	3,568,689	3,858,073	284,749	293,920	144.58	166.34	37,045	69,903
2020	3,078,464	3,195,964	267,293	281,261	127.17	102.26	28,223	57,271

(a)  Reflects compensation amounts reported in the Summary Compensation Table (“SCT”)  for our CEO, Timothy W. Byrne, for the respective years shown.

(b)  “Compensation Actually Paid to CEO” in each of 2022, 2021 and 2020 reflects the respective amounts  in (a) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules:

	Covered Year
	2022	2021	2020
SCT Total Compensation	$4,149,736	$3,568,689	$3,078,464
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(2,159,925)	(1,929,925)	(1,679,850)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year	2,159,925	1,929,925	1,679,850
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	(23,088)	93,634	-
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	146,750	187,750	111,500
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	-	-	-
Plus: Dollar Value of Dividends or Distributions Paid on Equity Awards during the Covered Year	10,000	8,000	6,000
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	-	-	-
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	-	-	-
Compensation Actually Paid	$4,283,399	$3,858,073	$3,195,964

(c)  The following non-CEO named executive officers are included in the average figures shown:

2022:  John J. Gagnon, Russell W. Riggs, Timothy W. Stone, and Michael L. Wiedemer

2021:  Russell W. Riggs, Timothy W. Stone, and Michael L. Wiedemer

2020:  Russell W. Riggs, Timothy W. Stone, and Michael L. Wiedemer

(d)  “Average Compensation Actually Paid to Non-CEO NEOs” in each of 2022, 2021 and 2020 reflects the respective amounts set forth in (c) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules:

	Covered Year
	2022	2021	2020
SCT Total Compensation	$300,169	$284,749	$267,293
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(30,142)	(32,844)	(26,887)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year	35,366	32,900	33,858
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	2,497	(1,294)	6,691
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	(1,756)	10,140	28
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	-	-	-
Plus: Dollar Value of Dividends or Distributions Paid on Equity Awards during the Covered Year	404	269	278
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	-	-	-
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	-	-	-
Compensation Actually Paid	$306,538	$293,920	$281,261

(e)  For the relevant year, represents the cumulative total shareholder return (“TSR”) of the company for the measurement periods ending on December 31, of each of 2022, 2021, and 2020 respectively.  TSR assumes that the value of the investment in the company’s common stock was $100 on December 31, 2019, and that all cash dividends have been reinvested.

(f)  For the relevant year, represents the cumulative TSR of a peer group index consisting of Eagle Materials, Inc., Mineral Technologies, Inc., and Summit Materials Inc. for the measurement periods ending on December 31, of each of 2022, 2021, and 2020 respectively.  TSR assumes that the value of the investment in the peer group index was $100 on December 31, 2019, and that all cash dividends have been reinvested.

(g)  Reflects “Net Income” in the company’s Consolidated Statements of Income included in the company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.

(h)  “EBITDA” for the relevant year, reflects net income before interest expense, taxes, depreciation, and amortization, computed without regard to the effects of any awards granted under our 2001 Plan.

Relationship Between Pay and Performance

Set forth below is a table showing the relationship of percentage changes over the prior year between various financial measures and compensation actually paid to our CEO and other named executive officers:

	Percentage Change from Prior Year
	2020	2021	2022
Compensation Actually Paid to CEO	17.3%	20.7%	11.1%
Average Compensation Actually Paid to Non-CEO NEOs	4.9%	4.5%	4.3%
USLM Total Shareholder Return	27.2%	13.7%	9.8%
Peer Group Total Shareholder Return	2.3%	62.7%	(22.0%)
Net Income	8.3%	31.3%	22.6%
EBITDA	11.8%	22.1%	16.8%

In addition to company financial performance as measured by net income and EBITDA, the compensation committee considers, in its subjective judgement, various financial and non-financial goals in assessing the performance of our CEO and our other named executive officers.  The table below identifies those goals which were most important to link compensation actually paid to our named executive officers to company performance:

Modernization,
		Human	Expansion and
	Succession	Capital	Development	Cost Savings		ESG and
Name	Planning	Development	Projects	and Efficiencies	Acquisitions	Sustainability
Timothy W. Byrne	✓	✓	✓	✓	✓	✓
John J. Gagnon		✓		✓	✓
Russell W. Riggs	✓	✓	✓	✓	✓
Timothy W. Stone		✓			✓
Michael L. Wiedemer		✓		✓	✓	✓

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based awards to attract and retain qualified directors to serve on our board of directors.  In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties, as well as the skill level required by us for members of our board.

The following table sets forth the current compensation schedule for our directors who are not also employees:

Annual Retainer	$20,000
Daily Meeting or Per Diem Fee	$1,500
Telephonic Meeting Fee	$1,000
Additional Annual Retainers:
Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000

Our non-employee directors are also granted annually, at their option, either 2,400 stock options or 800 shares of restricted stock under our 2001 Plan upon their election or re-election by the shareholders as a director.  The options are granted at the closing per share market price of our common stock on the date of grant and vest immediately.  The shares of restricted stock vest six months from the date of grant.

The following table summarizes the compensation paid to our non-employee directors during 2022:

					Change in
					Pension Value
					and Non-
	Fees				qualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards (1)	Awards (1)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Richard W. Cardin	51,000	87,608	—	—	—	—	138,608
Antoine M. Doumet	41,000	—	92,232	—	—	—	133,232
Sandra C. Duhé	17,833	63,120	—	—	—	—	80,953
Ray M. Harlin (2)	25,500	87,608	—	—	—	—	113,108
Tom S. Hawkins	8,833	50,400	—	—	—	—	59,233
Billy R. Hughes	42,250	87,608	—	—	—	—	129,858
Edward A. Odishaw (3)	22,500	87,608	—	—	—	—	110,108

(1)	Reflects the aggregate grant date fair value with respect to restricted stock and stock options determined in accordance with U.S. GAAP. The method and assumptions used to determine fair value for restricted stock and stock options are set forth in Note 6 to our consolidated financial statements. As of December 31, 2022, non-employee directors had the following number of stock options outstanding: Mr. Doumet, 21,600.
(2)	Mr. Harlin passed away in October 2022.
(3)	Mr. Odishaw passed away in June 2022.

PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.  The non-binding advisory vote is not intended to address any specific element of executive compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.  At our 2017 annual meeting of shareholders, our shareholders voted, on an advisory basis, to hold the non-binding advisory vote on executive compensation annually.  Based on the recommendation of our board of directors and compensation committee to hold annual advisory votes on executive compensation and the advisory vote of the shareholders, the board decided to include a shareholder advisory vote to approve the company’s executive compensation annually.

The shareholder vote to approve our executive compensation is advisory, which means that the vote is not binding on the company, our board of directors or the compensation committee.  However, the compensation committee will take into account the results of the vote in considering future executive compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve our corporate objectives and create sustainable long-term shareholder value.  We seek to closely align the interests of our executive officers with the interests of our shareholders.  Our executive compensation program is designed to reward our named executive officers for the achievement of short-term and long-term operational and strategic goals and the achievement of increased total shareholder value, while at the same time avoiding the encouragement of undue or inappropriate risk-taking.

Our compensation committee and board of directors believe that the company’s executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with our shareholders’ long-term interests.  For example, 35% of the compensation paid to Mr. Byrne for 2022 was based on performance, as measured using both subjective and objective factors, and 52% was stock-based compensation.  In addition, for Messrs. Gagnon, Riggs, Stone and Wiedemer 26%, 27%, 27% and 25% of their 2022 compensation was based on performance, respectively, including 9%, 13%, 9% and 8%, respectively, that was stock-based compensation.

Moreover, our compensation committee and board of directors believe that our executive compensation program has been effective at compensating our executive officers and incentivizing them to help us achieve our 2022 financial results in the face of rising costs, especially transportation, energy, labor, and supplies costs, supply chain disruptions, and changing regulatory conditions.  At the same time, in addition to individual performance, the committee considered the contributions of our executive officers as discussed in the Compensation Discussion and Analysis section of this proxy statement.

Accordingly, we will ask our shareholders to vote on the following resolution at the 2023 annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to SEC rules, including in our Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The affirmative vote of a majority of the shares of our common stock entitled to vote and present, either in person or represented by proxy, is required to approve this proposal.  Abstentions have the same effect as a vote against the proposal, but broker non-votes are not counted.

Our board of directors and compensation committee unanimously recommend that all shareholders vote FOR approval of this proposal.  All duly submitted and unrevoked proxies will be voted FOR the proposal, except where there is a vote against or an abstention from the vote.

INDEPENDENT AUDITORS

Fees for professional services provided by our independent auditors, Grant Thornton LLP, for 2022 and 2021, in each of the following categories, were as follows:

	2022	2021
Audit	$424,820	$397,625
Audit-Related	18,550	21,620
Tax Fees	—	—
Total	$443,370	$419,245

Audit Fees.  Fees for audit services include fees associated with our annual audits and the reviews of our quarterly reports on Form 10-Q.  Audit fees include the audit of our internal control over financial reporting.

Audit-Related Fees.  Audit-related fees were for audits of an employee benefit plan.

Tax Fees.  Grant Thornton did not provide any tax services in 2022 or 2021.

Representatives of Grant Thornton are expected to be present at the 2023 annual meeting and will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

The audit committee has adopted a pre-approval policy relating to the providing of services by our independent auditors.  Under the committee’s pre-approval procedures, all services to be provided by the auditors must be approved in advance by the committee.  The committee has delegated to the chairman of the committee the authority to approve such services up to $25,000 each in the case of either a change in the scope or cost of previously approved services, or an additional type of services that was not covered by a prior committee approval.  The committee does not delegate any of its approval authority to management.

Delinquent Section 16(a) Reports

On August 17, 2022, Ms. Duhé filed a Form 4 reporting that she had received 600 shares of restricted stock on August 12, 2022.  On January 25, 2023, Mr. George M. Doumet filed a Form 4/A joining Inberdon’s timely filed Form 4s, originally filed on February 22, 2021, December 14, 2021, and December 1, 2021, to reflect Mr. Doumet as the indirect beneficial owner of shares held by Inberdon.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted to us under SEC Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement for our 2024 annual meeting of shareholders must be received by us not later than December 1, 2023 at our corporate office, 5429 LBJ Freeway, Suite 230, Dallas, Texas 75240, sent to Timothy W. Byrne, President and Chief Executive Officer.  Such Rule 14a-8 shareholder proposals must comply with SEC rules.

We must receive notice of other matters, including non-Rule 14a-8 proposals, that shareholders may wish to raise at the 2024 annual meeting of shareholders by February 14, 2024.  If we do not receive timely notice of such other matters, the persons designated as proxies for such meeting will retain general discretionary authority to vote on such matters under SEC rules. In addition, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide the information required by SEC Rule 14a-19(b) no later than March 6, 2024.  Such notices and information should also be sent to Mr. Byrne at our corporate office.

OTHER MATTERS

The board does not intend to present any other matters at our 2023 annual meeting and knows of no other matters that will be presented.  However, if any other matters properly come before the meeting, the persons designated as proxies on the enclosed proxy card intend to vote thereon in accordance with their best judgment.

The costs of solicitation of proxies for our 2023 annual meeting will be borne by us.  Solicitation may be made by mail, personal interview, telephone, e-mail and/or facsimile by our officers and regular employees who will receive no additional compensation.  We may specifically engage a firm to aid in our solicitation of proxies, for which services we would anticipate paying a standard reasonable fee plus out-of-pocket expenses.  We will bear the reasonable expenses incurred by banks, brokerage firms, and other custodians, nominees, and fiduciaries in forwarding proxy materials to our beneficial owners.

UNITED STATES LIME & MINERALS, INC.

Timothy W. Byrne
Dallas, Texas	President and Chief Executive Officer
March 30, 2023

1 U P X Mark here to vote FOR all nominees 01 - T. W. Byrne 02 - R. W. Cardin 03 - A. M. Doumet 04 - S. C. Duhé 05 - T. S. Hawkins, Jr. 06 - B. R. Hughes Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________________________________ United States Lime and Minerals, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03S4FC + + 1. To elect Directors — Nominees: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card 2. To approve a non-binding advisory vote on executive compensation. In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any adjournment thereof. A Matters to be voted upon - The Board of Directors recommends a vote FOR all director nominees and FOR proposal 2. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 M M M M M M M M M MMMMMMMMMMMMMMM 5 7 3 9 5 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM M MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # ∆ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/USLM or scan the QR code — login details are located in the shaded bar below Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/USLM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00 a.m., Local Time, on May 5, 2023 Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/USLM Proxy Solicited by Board of Directors for Annual Meeting — May 5, 2023 The undersigned hereby appoints Antoine M. Doumet and Timothy W. Byrne, and either of them, proxies, with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of UNITED STATES LIME & MINERALS, INC. standing in the name of the undersigned on March 17, 2023, at the Annual Meeting of Shareholders to be held on May 5, 2023, at the Residence Inn Dallas by the Galleria, 5460 James Temple Drive, Dallas, Texas 75240, and at any adjournment thereof, and especially to vote on the items of businessspecified below, as more fully described in the Notice of the Annual Meeting dated March 30, 2023, and the Proxy Statement accompanying the same, the receipt of which is hereby acknowledged. You are encouraged to record your vote on the following items of business to be brought before the Annual Meeting, but you need not mark any box on this proxy card if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign, date, and return this proxy card. Remember, you can revoke your proxy by voting through the Internet or by telephone at a later date, by attending the Annual Meeting and voting in person, or by submitting to the Company, prior to the Annual Meeting, a written notice of revocation or a later dated signed proxy card. YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. (Continued and to be signed on reverse side.) Proxy — United States Lime and Minerals, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items + + Change of Address — Please print new address below.